SUB-ITEM 77Q1(a)(2)

                               MFS SERIES TRUST X

Amendment, dated August 15, 2003, to the Trust's Amended and Restated Declaration of Trust dated August 12, 2003 - Redesignation of Class R Shares as Class R1 Shares for MFS Aggressive Growth Allocation Fund, MFS Conservative Allocation Fund, MFS Growth Allocation Fund and MFS Moderate Growth Allocation Fund and the Establishment and Designation of Class R2 Shares for MFS Aggressive Growth Allocation Fund, MFS Conservative Allocation Fund, MFS Growth Allocation Fund and MFS Moderate Allocation Fund - was contained in MFS Series Trust X (File Nos. 33-1657 and 811-4492) Post-Effective Amendment No. 45 filed with the Securities and Exchange Commission via EDGAR on August 29, 2003 under Rule 485 under the Securities Act of 1933. Such document is incorporated herein by reference.